RULE 424(b)(3)


PROSPECTUS


                              SENSE HOLDINGS, INC.


                        2,954,000 Shares of Common Stock




         This prospectus covers the 2,954,000 shares of common stock of Sense Holdings, Inc. being offered by certain selling security holders. We will not receive any proceeds from the sale of the shares by the selling security holders.


         Our common stock is traded over-the counter, on the OTC Bulletin Board under the trading symbol "SEHO" (previously CTSMD). On July 3, 2001, the closing price for our common stock was $0.40. There is currently only a limited trading market in our common stock and we do not know whether an active trading market will develop.



         This investment involves a high degree of risk. See "Risk Factors" beginning on page 4.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                   The date of this prospectus is July 3, 2001

                               PROSPECTUS SUMMARY


The Company


         Sense Holdings, Inc. is a Florida corporation. We design, develop, manufacture and sell fingerprint-based identification products and systems that incorporate state-of-the-art biometric technology to verify a person's identity. Our biometric systems are designed and built around our proprietary hardware platform known as BioClock(TM) - - a stand-alone platform that replaces a traditional wall mounted or free-standing swipe or punch card time clock. We have developed two integrated hardware and software applications that incorporate BioClock(TM) in turn-key total solution systems.

         Our time and attendance systems, which are marketed under the name "CheckPrint T/A(TM)", are designed primarily for use by employers desiring to verify the presence of employees at the workplace and to monitor their time and attendance at work. Our access control systems, which are marketed under the name "CheckPrint A/C(TM)", are security systems that permit access to locked buildings, offices or other secured areas only to those whose identities can be verified, using our fingerprint identification software. Our CheckPrint A/C(TM) systems, which can be used with or without "smartcard" technology, can be programmed for different levels of security, permitting access only to recognized individuals who have the requisite level of security clearance.

         In May 2001, we acquired all of the outstanding shares of Micro Sensor Technologies, Inc., including its license to certain patented technology designed to detect unexploded ordinance including bombs, grenades, shells, rockets, and other explosive devices. We believe that this technology will be valuable in developing products for government purposes as well as for security-related applications including airport security. No products have yet been developed incorporating the licensed technology.

         Our executive offices are located at 7300 West McNab Road, Suite 117, Tamarac, Florida 33321, and our telephone number there is (954) 726-1422. References in this prospectus to "we", "us" and "our" are to Sense Holdings, Inc. and its wholly-owned subsidiaries, Sense Technologies, Inc. and Micro Sensor Technologies, Inc.


The Offering

Common Stock Outstanding:
   Prior to the Offering .........................  10,533,136 shares
   After the Offering  ...........................  11,814,636 shares, including
                                                    1,231,500 shares covered by
                                                    this prospectus that are
                                                    issuable upon exercise of
                                                    warrants.

Common Stock Reserved  ...........................  785,000 shares issuable upon exercise of options that
                                                    have been granted, and
                                                    1,281,500 shares issuable
                                                    upon exercise of warrants.



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



Selected Financial Data

     The following summary of our financial information has been derived from our financial statements that are included elsewhere in this prospectus. The information for the years ended December 31, 2000 and 1999 is derived from our audited financial statements. The information for the three months ended March 31, 2001and 2000 is derived from our unaudited financial statements and is not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2001.

     The pro-forma information reflects our acquisition of all of the outstanding shares of Micro Sensor Technology, Inc. on May 31, 2001. This unaudited pro-forma data gives effect to the acquisition as if the transaction had taken place at the beginning of the period in the case of the statement of operations data and at the end of the period in the case of the balance sheet data. Unaudited pro-forma data is not necessarily indicative of the actual results of operations or financial position which would have been attained had the acquisition been consummated at either of the foregoing dates or which may be attained in the future.


                                                                                             PRO FORMA
                                                               Three Months         Year Ended        Three Months
                                   Years Ended                    Ended             December 31,          Ended
                                  December  31,                 March 31,              2000           March 31, 2001
                              ----------------------------------------------------------------------------------------
                             2000            1999          2001          2000
                             ----            ----          ----          ----

Revenues                  $   91,591    $   49,192     $    6,894     $ 10,791      $    91,591     $    6,894

Operating Expenses        $  970,012    $  681,815     $  120,487     $ 91,736      $ 1,078,012     $  147,695

Net Loss                  $ (888,867)   $ (668,099)    $ (117,373)    $(88,714)     $  (996,867)    $ (144,581)

Net Loss Per Share        $    (0.14)   $    (0.14)    $    (0.02)    $  (0.01)     $     (0.12)    $    (0.02)



                                                                                PRO FORMA
                                      December 31,          March 31,           March 31,
                                              2000              2001              2001
                                      -------------------   -----------------------------------

Working Capital
  (Deficit)                           $  (163,673)        $    335,259       $    555,287

Total Assets                          $   280,516         $    536,020       $  1,300,021

Current Liabilities                   $   435,938         $    193,201       $    197,201

Shareholder's Equity
  (Deficit)                           $  (155,422)        $    342,820       $  1,102.820



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



                                  RISK FACTORS

         An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating us and our business before purchasing the securities offered hereby.

We have only recently commenced revenue-producing operations and the limited information available about us makes an evaluation of us difficult

         We have conducted limited operations and we have little operating history that permits you to evaluate our business and our prospects based on prior performance. You must consider your investment in light of the risks, uncertainties, expenses and difficulties that are usually encountered by companies in their early stages of development, particularly those engaged in emerging technologies such as biometrics. There can be no assurance that we will successfully address such risks, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We have experienced historical losses, have an accumulated deficit and may not become profitable

         For the fiscal years ended December 31, 2000 and 1999, and the three months ended March 31, 2001, we experienced net losses of $(888,867), $(668,099) and $(117,373), respectively. In addition, at March 31, 2001, we had an accumulated deficit of $1,848,968. Our operating results for future periods will include significant expenses, including product development expenses, sales and marketing costs, programming and administrative expenses, and will be subject to numerous uncertainties. As a result, we are unable to predict whether we will achieve profitability in the future.

Our business is capital intensive, particularly with respect to advertising and marketing, and we will require additional financing

         Our operations are capital intensive and our growth will consume a substantial portion of our available working capital. We may require additional capital in order to fund our operations. We do not have any commitments for additional financing and there can be no assurance that such additional funding, if required, will be available, or if available, will be available upon favorable terms. Insufficient funds may prevent us from implementing our business strategy. In the event we raise additional funds through the issuance of equity securities, dilution to the then existing stockholders will result and future investors may be granted rights superior to those of existing stockholders.

We face severe competition from time and attendance providers, security companies, in general, and biometric security device providers, many of whom have greater resources than we do; we may be unable to become a competitive force in our marketplace

         We engage in providing time and attendance resources to employers in all sectors of the marketplace. We also provide building access control security devices. Our time and attendance and control access security devices incorporate biometric fingerprint technology and "smartcard" technology. We will compete with other providers of time and attendance services, as well as with access control, security companies. Our competitors in time and attendance applications include Kronos, Simplex, Smartime Software, Time and Tech.com and Unitime Systems. Other biometric technology


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



providers include Identix, Secugen, Ultrascan and Ethentica. These providers use traditional technologies employed in identification and access control, as well as biometric technologies. Some of these competitors have a longer operating history than we do and many of them have substantially greater financial and other resources than we do. As a result, we will likely encounter greater difficulty in implementing our business plans than will our competitors. The introduction of similar or superior products by current or future competitors could have a material adverse effect on our business, financial condition and results of operation.

The proper functioning of our products is dependent upon third party software

         We license software from Integrated Design, Inc. pursuant to a contract that enables the data gathered by CheckPrint T/A(TM) systems to be formatted and transmitted to third party payroll services. Such agreement may be terminated by either party on ninety days' prior written notice with or without cause. In the event such agreement were terminated, we would be required to license similar software from a third party vendor or develop our own links for data export. Any failure or delay in licensing or developing such software could result in our inability to meet our contractual obligations and have a material adverse effect on our business, financial condition and results of operation.

Other types of biometric security devices are being developed and marketed, and we are uncertain if fingerprint biometric security devices will be accepted in the marketplace

         Our biometric systems use fingerprints as the basis for authenticating a person's identity. Other forms of biometric identification, including iris scanning, voice patterns and signature verification, are being marketed, developed and tested. Our success will be dependent on our ability to successfully market our biometric systems and support services to end-users, distributors and resellers. Successful marketing will depend upon the acceptance of fingerprint biometrics as a preferred form of identification. We have not commissioned a formal market or research study to determine whether fingerprint identification is preferred to other forms of biometric identification or whether sufficient demand for our products and services exists to enable us to sustain operations, expand or achieve profitability. A lack of demand for fingerprint biometric systems could reduce our revenues and have a material adverse effect on our business, financial condition and results of operation.

Our products rely on fingerprint biometrics and the lack of technological diversification in our products could cause our results to suffer

         All of our products and systems incorporate biometric technology and our success depends on the continued reliability and acceptance of fingerprinting as a method of identity verification. As a result, in the event of unforeseen adverse events in the development, enhancement, reliability, marketing or acceptance of fingerprint biometrics, we will be unable to temper its effects by relying upon sales of other products. We do not currently know when products under development will generate revenues, or whether they can be successfully marketed. In light of our lack of product diversification, any such adverse events could reduce our revenues and have a material adverse effect on our business, financial condition and results of operation.

We have acquired license rights to certain patented technology, however, we may not be successful in developing or marketing commercially viable products incorporating the technology

         We recently licensed certain patented technology relating to the detection of explosive devices. We believe the technology can be developed into products that can be used in government and security- related applications. However, at this time the technology has not been incorporated into saleable products and we may be unsuccessful in developing commercially viable products. Even if we are able to develop products incorporating the technology we have licensed, we may be unsuccessful in marketing any products we develop. In the event we are unable to either develop or market products incorporating the licensed technology, we will have irrevocably issued 2,000,000 shares of our common stock as consideration for our acquisition of the technology license.

We will be required to pay minimum annual royalties for licensed technology even if we are unsuccessful in generating revenues from our use of the technology

         We have agreed to pay UT-Battelle 2.5% of revenues we generate from sales of products incorporating the technology we have licensed. Even if we are unsuccessful in either developing or marketing products incorporating the licensed technology, we have agreed to pay UT-Battelle minimum annual royalties during each year of the license agreement. Minimum annual royalties range from $5,000 during the first year of the license term to $25,000 for the seventh and succeeding years of the term. The payment of these minimum annual royalties absent offsetting revenues from product sales could have an adverse effect on our financial condition and results of our operations.

There is uncertainty over whether patented technology we have licensed infringes on the rights of third parties

         We acquired Micro Sensor Technology, Inc. from its shareholders, including UTEK Corporation. While UTEK has represented to us that, to the best of their knowledge, Micro Sensor's licensed explosive detection technology does not infringe on the rights of any third party, UTEK has also advised us that they did not undertake a formal patent search or other investigation as to whether the detection technology infringes on the rights of any third party. In the event it is ultimately found that this technology does infringe on the rights of a third party, we may be prohibited from developing or marketing products incorporating the technology, we may remain responsible for paying minimum annual royalties to the licensor and we may be liable for damages to the third party upon whose technology we may have infringed.

We engage in emerging technologies; as a result the market price for our common stock may be subject to extreme volatility

         The market for securities of high-technology companies, including companies such as ours that participate in emerging markets, has historically been more volatile than the market for stocks in general. As a result, the price of our common stock may be subject to wide fluctuations in response to factors some of which are beyond our control, including, without limitation, the following:

        o  quarter-to-quarter variations in our operating results;
        o  our announcement of material events;
        o  price fluctuations in sympathy to others engaged in our industry; and
        o  the effects of media coverage of our business.

We depend on the continued services of our executive officers and on our ability to attract and maintain other qualified employees

         Our future success depends on the continued services of Dore Scott Perler, our Chief Executive Officer and President, Andrew Goldrich, our Vice President, and Shawn Tartaglia, our Chief Technical Officer. While we have entered into employment agreements with each of them, the loss of any of their services would be detrimental to us and could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key-man insurance on their lives. Our future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing. We may not be able to attract, assimilate, or retain qualified technical and managerial personnel and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Our current officers and directors maintain effective voting control over us

         Our officers and directors beneficially own approximately 27% of the currently issued and outstanding shares of common stock, without giving effect to the issuance of any shares upon the exercise of outstanding warrants. While such ownership will not provide such persons with the absolute ability to cause shareholder votes to be determined in accordance with their desires, we are not aware of any other group that controls a block of votes equal or greater to the votes controlled and to be controlled by our officers and directors. Consequently, as a practical matter it may be difficult for other shareholders to determine the outcome of a shareholder vote in a manner different from that desired by our officers and directors.

Failure of our internal systems may damage our operations

         We use internally developed systems to operate our service and for transaction processing, including billing and collections processing. We must continually improve these systems in order to meet the level of use. Furthermore, in the future, we may add features and functionality to our products and services using internally developed or third party licensed technologies.

         Our inability to:

        o  add software and hardware
        o develop and upgrade existing technology, transaction processing systems and network infrastructure to meet increased volume through our processing systems or
        o  provide new features or functionality

may cause system disruptions, slower response times, reductions in levels of customer service, decreased quality of the user's experience, and delays in reporting accurate financial information. Any such failure could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to protect our proprietary rights, thereby permitting competitors to develop the same or similar products and technologies to ours

         Our success and ability to compete will be dependent, in large part, upon our proprietary products and technologies. We intend to rely primarily upon copyright, trade secret and trademark laws to protect the proprietary components of our systems. While we have filed U.S. patent applications covering our systems, there is no assurance that any of our patent applications will result in the issuance of letters patent, that any patent we are awarded will not be successfully challenged, that the award of a patent will provide us with meaningful proprietary protections or that we will have the financial resources to mount sustained patent defense. We could also incur substantial costs in asserting our intellectual property or proprietary rights against others. The failure to successfully protect our intellectual property and proprietary rights could enable others to duplicate or claim rights to our products and systems or otherwise develop similar or competitive products and systems which could have a material adverse effect on our business, financial condition and results of operations.

Our common stock is thinly traded and an active and visible trading market for our common stock may not develop

         Our common stock is currently traded on a limited basis on the Over-the-Counter Bulletin Board under the symbol "SEHO". The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists. We cannot predict whether a more active market for our common stock will develop in the future. In the absence of an active trading market:

        o investors may have difficulty buying and selling or obtaining market quotations;
        o  market visibility for our common stock may be limited; and
        o a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The sale of shares eligible for future sale could have a depressive effect on the market price for our common stock

         As of the date of this prospectus, there are 10,533,136 shares of common stock issued and outstanding.

         Of the currently issued and outstanding shares, approximately 6,810,636 shares of Common Stock (of which 3,360,492 shares are owned by our officers, directors and principal shareholders) have been registered for resale or will have been held for in excess of one year and are currently available for public resale pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"). The resale of our shares of Common Stock owned by officers, directors and affiliates is subject to the volume limitations of Rule 144. In general, Rule 144 permits our shareholders who have beneficially owned restricted shares of common stock for at least one year to sell without registration, within a three-month period, a number of shares not exceeding one percent of the then outstanding shares of common stock. Furthermore, if such shares are held for at least two years by a person not affiliated with us (in general, a person who is not one of our executive officers, directors or principal shareholders during the three month period prior to resale), such restricted shares can be sold without any volume limitation. In addition, 1,722,500 currently outstanding shares, and 1,231,500 shares issuable upon exercise of


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



outstanding warrants, are covered by this prospectus and may be publicly resold on the effective date of the registration statement of which this prospectus forms a part.

         Sales of our common stock under Rule 144 or pursuant to such registration statement may have a depressive effect on the market price for our Common Stock.

         It is not possible to foresee all risks which may affect us. Moreover, we cannot predict whether we will successfully effectuate our current business plan. Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in the Shares and should take into consideration when making such analysis, among others, the Risk Factors discussed above.


                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2001. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The table does not give effect to:

        o  the issuance of 2,458,500 shares subsequent to March 31, 2001;
        o the issuance of up to 785,000 shares in the event options that have been granted, are exercised; or
        o the issuance of up to 1,281,500 shares in the event that outstanding common stock purchase warrants are exercised.

                                                          March 31, 2001
                                                         ---------------

Shareholders' deficit:

     Common stock, $.001 par value,
     20,000,000 shares authorized,
     8,074,636 shares issued and
     outstanding                                           $    807,463

     Additional paid-in capital                               1,473,320

     Accumulated deficit                                     (1,848,968)

     Deferred compensation                                      (88,995)
                                                            -------------

Total shareholders' equity                                 $    342,820
                                                             ============

Total  capitalization                                      $    342,820
                                                             ============




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



                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling security holders.


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The Common Stock is currently traded on a limited basis on the Over-the-Counter Bulletin Board under the symbol "SEHO" (previously CTSMD). Prior to February 28, 2000, our common stock was listed on the National Quotation Bureau's "Pink Sheets." The reported high and low bid prices for our common stock are shown below for the period from April 1, 1999 through March 31, 2001. An "*" indicates that no trades were reported during the quarter. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market for such securities currently exists and, in fact at the present time, such a market does not exist.

Period                                       High                     Low


Second Quarter ended 6/30/99                 $1.00                    $  .75
Third Quarter ended 9/30/99                    *                         *
Fourth Quarter ended 12/31/99                $1.00                    $ 1.00

First Quarter ended 3/31/00                  $2.00                    $ 1.00
Second Quarter ended 6/30/00                 $1.62                    $ 1.00
Third Quarter ended 9/30/00                  $1.31                    $  .87
Fourth Quarter ended 12/31/00                $1.25                    $  .44

First Quarter ended 3/31/01                  $ .97                    $  .39


         Our common stock is owned of record by approximately 800 holders. We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock". A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the


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purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them.


                           FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements. All statements which address operating performance, events or developments that management expects or anticipates to incur in the future, including statements relating to sales and earnings growth or statements expressing general optimism about future operating results, are forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance. Many factors could cause actual results to differ materially from estimates contained in management's forward-looking statements. The differences may be caused by a variety of factors, including, but not limited to, adverse economic conditions, competitive pressures, inadequate capital, unexpected costs, lower revenues, net income and forecasts, the possibility of fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans and loss of key executives, among other things. These factors, as well as others, are discussed under "Risk Factors" and elsewhere in this prospectus.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

         The following discussion and analysis should be read in conjunction with the financial statements of the Company and the notes thereto appearing elsewhere.

Results of Operations - Year Ended December 31, 2000 as compared to December 31, 1999

         Sales increased by 86.2% from $49,192 in 1999 to $91,591 in 2000. This increase of $42,399 is attributable to $50,000 of sales derived from biometric consulting services in 2000. Cost of goods sold decreased by 70.5% from $35,476 in 1999 to $10,446 in 2000. This decrease is attributable to the low costs associated with the consulting services performed and also a decrease in the component costs which make up the Checkprint T/A(TM) products. In the aggregate research and development costs and general and administrative costs increased $83,000 or 20% from $409,598 in 1999 to $493,047 in 2000. This increase was attributable to an approximate $62,000 increase in professional fees and an increase in office expenses of $23,000. Non-cash compensation increased by 60.9% to $418,340 in 2000 from $260,000 in 1999. This increase is attributable to an increase in the services, which were paid by stock issuances. Interest expense increased $41,824, such interest was associated with the short-term borrowings outstanding at December 31, 2000.

Results of Operations - Three Months Ended March 31, 2001 as compared to March 31, 2000 (unaudited)

         For the quarter ended March 31, 2000, we generated revenues of $10,791. The cost of goods sold was $7,769 resulting in a gross profit of $3,022 and gross profit percentage of 28% for the quarter


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ended. Operating expenses were $91,736 for the quarter ended. The expenses consisted mainly of general and administrative expenses of $87,738 primarily attributable to salaries and professional fees.

         For the quarter ended March 31, 2001, we generated revenues of $6,894. The cost of goods sold was $3,780 resulting in a gross profit of $3,114 and a gross profit percentage of 45% for the quarter ended. Operating expenses were $120,487 for the quarter ended. These expenses consisted of general and administrative expenses of $95,261 primarily attributable to salaries and office expenses. The increase in our operating expenses of $28,751 from the same quarter in the preceding year, can be attributed to non-cash compensation relating to equity issuances for services rendered.

Liquidity, Capital Resources and Plan of Operations

         We have financed our growth and cash requirements through the sale of our common stock and stock purchase warrants through a private placement, placed through Joseph Stevens & Co. We raised $755,000 as a result of this placement and we currently have no debt from credit facilities, financial institutions or private lenders. We do not have any material commitments for capital expenditures.

         Cash used in operations for the three months ended March 31, 2001, was approximately $164,000 attributable to a net loss of $117,000 and increases in accounts receivable of $4,000 and decreases in accounts payable and accrued expenses of approximately $89,000, offset by decreases in inventory and deposits and non-cash charges of approximately $46,000. Additionally, cash flows from financing activities consisted of the following: net proceeds from the sale of common stock and common stock purchase warrants of $586,000, decreases in shareholder advances of $12,000 offset by the repayment of short-term loans of $154,000.

         Based upon purchase orders we have received, anticipated future product sales and cash on hand, we believe that we can satisfy our cash requirements over the next eight months. However, in order to remain competitive in the marketplace, we must develop new products and enhance our existing products. Should revenues not reach projected levels or should unforseen events arise, we may be required to secure additional funds to meet our operating needs sooner than anticipated. Additional funding may not be available to us on acceptable terms.


                                    BUSINESS

Overview

         Sense Holdings, Inc. (the "Company," "we," "us," or "ours") is a Florida corporation that designs, develops, manufactures and sells fingerprint-based identification products and systems that incorporate state-of-the-art biometric technology to verify a person's identity. Our biometric identification systems, which are marketed under the name CheckPrint T/A(TM), are designed primarily for use by employers desiring to verify the presence of employees at the workplace and to monitor their time and attendance at work. Our access control systems, which are marketed under the name "CheckPrint A/C(TM)", are security systems that permit access to locked buildings, offices or other secured areas only to those whose identities can be verified, using our fingerprint identification software.



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



         Our modest revenue-generation to date is, in substantial part, a result of a lack of capital which is necessary to acquire a product inventory and commence aggressive marketing programs. We believe the market for our systems is large and that no single entity dominates the marketplace for either of our systems. We also believe that, properly capitalized, we can compete in our marketplace due to our ability to offer a turnkey solution, incorporating a reliable, cost-competitive biometric technology.

         Our fiscal year end is December 31. Our executive offices are located at 7300 West McNab Road, Tamarac, Florida 33321, and our telephone number is
(954) 726-1422.

Industry

         The use of unique physical traits to verify a person's identity is known as "biometric" identification. Biometric identification includes fingerprinting, hand geometry, iris scanning, signature verification and voice analysis. Biometric technology has been used for decades in government and law enforcement applications. Until recently, these systems were too expensive to manufacture for general commercial purposes. With the introduction of more powerful computers and the development of advanced software applications, biometric identification techniques now may be adapted for commercial uses on an economically feasible basis.

         We believe that fingerprint identification is a more effective means of authenticating employees' attendance at work than traditional time clock verification. By authenticating a person's identity, biometric identification can substantially reduce incidents of employee fraud inherent in the use of other forms of employee identification and attendance verification, such as punch clocks. We also believe that fingerprint verification is less intrusive, more widely accepted and more cost effective than other available forms of biometric identification.

Products and Systems

         Our biometric systems are designed and built around our proprietary hardware platform known as BioClock(TM) - - a stand-alone platform that replaces a traditional wall mounted or free-standing swipe or punch card time clock. Identity verification is accomplished by comparing an individual's scanned and digitized fingerprint to the fingerprint profile stored in a computer database. The user's fingerprint is scanned by means of a silicon-based reader with sensors that capture the fingerprint image. The image is then converted into data that is stored in the system's computer database, and saved as a reference for comparison to the fingerprint offered for identification.

           BioClock(TM) replaces traditional swipe cards, punch cards, PIN numbers or passwords that can be stolen or voluntarily provided by the owner to another person. As a result, we believe BioClock(TM) reduces incidents of fraud associated with traditional identification systems that do not effectively preclude individuals from using another person's means of identification.

         We have also developed two integrated hardware and software applications that incorporate BioClock(TM) in turn-key total solution systems. Our time and attendance systems, which are marketed under the name "CheckPrint T/A(TM)":

        o use fingerprint verification to authenticate the identity of employees when they arrive at and leave work;

        o  gather data, including the time each employee attends work;

        o perform payroll functions and other record keeping calculations using the data that is gathered;

        o provide electronic export capability to over 150 third-party payroll services to facilitate the use of automated payroll checks;

        o  generate logs and reports, including over 20 standard reports; and

        o perform other functions including employee scheduling, job cost analysis, edit time punches, electronic calculations and related record keeping.

         Our standard CheckPrint T/A(TM)" system includes a 100 person user base. Expansion modules are available to expand the user base to 250.

         Our access control systems, which are marketed under the name "CheckPrint A/C(TM)", are security systems that permit access to locked buildings, offices or other secured areas only to those whose identities can be verified, using our proprietary fingerprint identification software. Our CheckPrint A/C(TM) systems, which can be used with or without "smartcard" technology, can be programmed for different levels of security, permitting access only to recognized individuals who have the requisite level of security clearance. Our current version of CheckPrint A/CTM system incorporates access control capability for single door access. We are developing software application infrastructure that will enable a single CheckPrint A/CTM system to control access to multiple locations. We market CheckPrint A/C(TM) at a higher price than CheckPrint T/A(TM), to reflect the increased level of technology and functionality provided by CheckPrint A/C(TM) .

         We have also developed and are marketing:

        o CheckPrint SDKTM, a software development kit that enables CheckPrint T/ATM purchasers and licensees to create custom applications for our time and attendance software; and

        o CheckPrint DTUTM, a stand-alone peripheral that can be connected to a port on an existing computer to permit fingerprint identification from a home PC.

We are currently developing a version of CheckPrint DTUTM that incorporates an internal integrated "smartcard" reader and writer. We are also exploring other applications for BioClock(TM), including Internet security, web-based services and transaction processing.

Product Development, Manufacturing and Assembly

         A CheckPrint T/A(TM) system and CheckPrint A/C(TM) system consist of a silicon-based fingerprint scanner with sensors, a wall mounted or stand alone biometric time clock, a custom-built Pentium-based computer with TFT flat panel VGA color monitor and our proprietary software.

         The software components of our biometric identification systems have been developed by our in-house computer programmers and software engineers. The source code for the software is our proprietary property. This software enables our systems to gather, filter and sort data, generate reports from the data and compute payroll information for export to third party payroll services.

         Most of the hardware components for our biometric systems are off-the shelf, and we are not dependent on any one vendor for these components. However, certain hardware components are designed to our specifications and manufactured for us by Test Systems Engineering or other local tool and dye companies.

         We have entered into an agreement with Test Systems Engineering, under which Test Systems Engineering designs, engineers, configures and assembles the hardware components of CheckPrint T/A(TM) and CheckPrint A/C(TM) systems, in consultation with us, and to our specifications. All product testing and assembly is performed at Test Systems Engineering's facilities, in order to maintain quality control. Our agreement with Test Systems Engineering terminates on December 31, 2005, but, as long as we remain in compliance with our obligations under the agreement, it may be automatically renewed for consecutive one year terms. For its services, Test Systems Engineering receives a fee payable at the rate of $75 per hour. We are dependent on Test Systems Engineering for its services relating to our CheckPrint T/A(TM) system.

         Our biometric systems incorporate a silicon-based fingerprint scanner with sensors to capture a user's fingerprint. Related software then compares the user's fingerprint to the digitized reference sample stored in the system's database, and verifies the user's identity. The silicon-based technology is used in conjunction with the provider's related software, as well as our own software that interfaces between the silicon product and our biometric systems. We currently purchase the silicon-based technology from a provider located in Melbourne, Florida, on a purchase order basis. We believe that this supplier is able to provide us with our foreseeable requirements for these components.

         We have entered into an agreement with Integrated Design, Inc. under which Integrated Design has agreed to develop a software program to enable the payroll data produced by CheckPrint T/A(TM) to be exported to over 150 third party payroll services such as ADP and Paychex. We have licensed the software from Integrated Design and are required to pay license fees aggregating at least $100,000 during the first two years of the agreement. We have also agreed to pay Integrated Design a $10,000 software development fee. The agreement is for a term of five years, with five year renewal terms, but may be canceled by either party on 90 days written notice. The agreement also provides us access to the software and allows us to continue to use Integrated Design's software in the event of such company's dissolution, bankruptcy or similar events. If our agreement with Integrated Design terminates, we will incur time and expense to develop alternative software links for data export. Delays in the successful development of alternative software links could adversely affect us.

         From the inception of our current activities in July 1998 through March 31, 2001, we have spent $218,520 on research and development activities.

Sales and Marketing

         We market CheckPrint T/A(TM) systems for base prices ranging from $4,995 to $7,995, depending on the number of employees who will be tracked on the system. Expansion modules can be added in one hundred employee increments, for $495. We also offer software updates and on-site service contracts for additional fees.

         Initially, we will market CheckPrint T/A(TM) to manufacturers and retailers with at least 15 employees. We plan to sell CheckPrint T/A(TM) and future products through an in-house sales force who will use telemarketing lead generation, direct marketing programs, trade show participation, and local, regional and national advertising campaigns to generate sales.

         We have also engaged independent sales representatives to market our products in the United States, in Atlanta, New York, Miami and Los Angeles, as well as in the San Paolo, Brazil and Buenos Aires, Argentina markets. We intend to engage sales representatives to cover additional territories over the next 12 months. Initially, we intend to seek penetration of the retail merchandise, home and business security, food processing facilities, textile manufacturing and trucking and transport distribution markets through the services of these representatives. Sales representatives are generally compensated by a commission based upon the sales prices of systems sold by them.

         We intend to license our time and attendance software to third-party OEMs, integrators and software developers, for incorporation in their products. License fees and royalty fees will be negotiated on a case by case basis, and take into consideration various factors including competitive pricing, the nature of the installation, the number of users to be tracked, and the extent of enhancements, modifications and customization required by the customer. Basic, extended and enhanced maintenance services will also be made available for an annual fee.

Acquisition of Micro Sensor Technologies, Inc.

         On May 31, 2001, we acquired all of the outstanding shares of Micro Sensor Technologies, Inc. , a Florida corporation. The shares were acquired from UTEK Corporation a Delaware corporation and UT-Battelle LLC, a Tennessee corporation, the shareholders of Micro Sensor, in a stock-for-stock exchange, for total consideration of 2,000,000 shares of our common stock. Following the acquisition, Micro Sensor became our wholly-owned subsidiary, and we indirectly acquired the rights and obligations of Micro Sensor under various agreements to which it is a party, including a Patent License Agreement with UT-Battelle LLC, a Consulting Agreement with Dr. Thomas Thundat and a Work for Others Agreement with UT-Battelle LLC.

         Under the Patent License Agreement, Micro Sensor became the exclusive licensee of UT- Battelle with respect to certain patented technology owned by UT-Battelle relating to the use, sale or offer for sale of technology which assists in the detection of unexploded ordnance including bombs, grenades, shells, rockets, and other explosive devices either placed as mines or fallen as projectiles whether buried or camouflaged. The exclusive license does not include explosive detection for security applications, including airport security. However, Micro Sensor has been granted a non-exclusive license to use the technology for security-related applications. UT-Battelle acquired the licensed rights under a contract with the United States Department of Energy, pursuant to which the technology was developed at the Oak Ridge National Laboratory in Oak Ridge, Tennessee.

         Under the License Agreement, Micro Sensor is obligated to pay UT-Battelle an amount equal to 2.5% of net sales of products incorporating the licensed technology, subject to minimum annual royalties ranging from $5,000 during the first year of the license term to $25,000 for the seventh year of the term and thereafter. If the technology is sublicensed to third parties, a sublicense royalty fee equal to 50% of the sublicenses received by Micro Sensor must be paid to UT-Battelle. The term of the license agreement expires upon termination of the last-to-expire of the proprietary rights granted under the agreement, subject to earlier termination in the event of an uncured breach of the agreement by either party. No products have yet been developed from the technology, and we do not know if the acquired technology can be successfully incorporated into commercially feasible products or whether any such products can be successfully marketed.

         Under a Consulting Agreement, Dr. Thomas G. Thundat has agreed to review, evaluate and make recommendations to Micro Sensor regarding the application of manufacturing and testing of the explosive detection technology, and will also provide recommendations to Micro Sensor regarding the application and integration of the new technology to products, and recommendations regarding the need for future research and development. Dr. Thundat was integrally involved in the development of the technology at the Oak Ridge National Laboratory. The one consulting agreement commenced on June 1, 2001. The agreement requires Thundat to provide 100 hours of consulting time to Micro Sensor at a rate of $200 an hour totaling $20,000, which amount was paid by Micro Sensor at the time of our acquisition.

         Micro Sensor has also entered into a Work for Others Agreement with UT-Battelle, LLC. The objective of this agreement is to demonstrate the efficacy of the technology being licensed for the purpose of detecting explosive devices. The duration of the Work for Others Agreement is 12 months. UT-Battelle, LLC has estimated that the cost for the work to be performed under this agreement will be $100,000, and this amount was paid from Micro Sensor funds at the time of our acquisition.

Intellectual Property

         Patents. We currently have on file with the United States Patent and Trademark Office, a provisional patent covering the proprietary use of our technology and the proprietary hardware used in our application. The goods and services are clearly marked as patent pending. There is no guarantee that our patent application will mature into a registration for patent.

         Trademarks. We enjoy several common law rights to our trademarks. The common law rights protect the use of marks used to identify our goods and services since the time of their first use in commerce. In addition, we have filed applications with the United States Patent and Trademark Office seeking registration of our logo, and the marks F.A.C.T.(TM), BioCard(TM) and BioClock(TM). There is no guarantee that our trademark applications will mature into registration of trademarks.

         Copyrights. We enjoy several common law rights to our proprietary copyrights. The common law rights protect the actual programming code, the look and feel of its display screens and material contained in our user manuals since the time of the copyrightable works creation. In addition, we have an application on file with the United States Copyright Office covering our proprietary source code, the look and feel of our display screens and its user manuals. There is no guarantee that our application will mature into a registration for copyright.

         Whether or not we obtain formal protection for our products and/or systems, we intend to vigorously protect our ownership rights. However, protection of our rights will not prevent others from developing similar technology on their own or developing other products that may be used for purposes similar to ours. If these events occur, others may become our competitors which could have a material adverse effect on our business, financial condition and results of operations.

Competition

         We face competition from companies engaged in the time and attendance industry, as well as in the security and access control industry. Competition may come from companies using biometric fingerprint technology, as well as from companies using other biometric identification methods. Competitors also include companies marketing traditional forms of employee verification and attendance products, including time clocks, ID badges, passwords and PIN numbers. Some of our competitors may have longer operating histories and greater financial and other resources than we have. Our ability to compete successfully will depend on many factors, including our ability to adapt to changing technologies and meet the needs of the marketplace on a price competitive and timely basis.

         Competition in time and attendance services exists from various software developers and product manufacturers, the largest of which is Kronos, a publicly-traded company (NASDAQ National Market System: KRON) providing software applications based on a swipe card identifier. Other competitors in time and attendance application development include Simplex, Smartime Software, Time and Tech.com and Unitime Systems. Principal competition in fingerprint biometrics include Identix, Secugen, Ultrascan and Ethentica. Other biometric technology providers include Recognition Systems (hand geometry), Iriscan and Sensar (iris identification) and Trueface (facial recognition). Many of our competitors have a substantially longer operating history than we do and have substantially greater financial and other resources than we do. While we believe that our ability to offer a total package of time and attendance and access control software and innovative hardware gives us a competitive marketing advantage, unless we are able to penetrate the marketplace and gain name recognition for our products and technology, we may be unable to compete effectively.

         We believe that we can effectively compete in our industry because:

        o biometric identification is more reliable than traditional employment verification methods;

        o fingerprint identification is less costly and more recognized than other currently available forms of biometric identification;

        o our systems provide a total solution, turnkey approach to our customers; and

        o biometric identification does not use ID badges, passwords, PIN numbers or other devices that have historically been misused by employees to the detriment of employers.

Our inability to compete successfully could have a material adverse effect on our business, financial condition and results of operations.

Employees

         We currently employ nine people, six of whom are full-time employees, in the following capacities: three executive officers, one administrative employee, three sales and marketing personnel and two programmers. Our employees are not represented by a collective bargaining unit. We believe that relations with our employees are good.

Corporate History

         We were organized in Idaho, under the name Century Silver Mines, Inc., on February 5, 1968. Originally, we developed mining properties, but by 1998 we had ceased those operations and sought an operating business that we might acquire.

         Sense Technologies, Inc. was organized under the laws of the State of Florida on July 13, 1998. Sense Technologies was formed for the purpose of developing and marketing biometric devices for use in employee identification and security-related products.

         In January 1999, we acquired all of the outstanding shares of Sense Technologies for a purchase price consisting of 4,026,700 shares of Common Stock, issued to the former shareholders of Sense Technologies. We now own and operate Sense Technologies, Inc. as our wholly-owned subsidiary. At the time of the acquisition, Century Silver Mines had no operations and Sense Technologies was developing its proprietary biometric security systems. Immediately following the acquisition, the former shareholders of Sense Technologies owned approximately 93% of our outstanding shares.

         In January 1999, we reduced the number of shares of Common Stock that were outstanding by combining each 7.74 shares that were outstanding into one share. All numbers of shares in this Memorandum reflect the January 1999 share combination. In June 1999, we changed our corporate domicile from Idaho to Florida and, in connection with the domicile change, we changed our name to Sense Holdings, Inc. On May 26, 2000, we increased the number of shares of Common Stock we are authorized to issue from 10,000,000 to 20,000,000.


                                   MANAGEMENT

Directors and Executive Officers

         The following table includes the names, positions held and ages of our executive officers and directors.

NAME                                    AGE               POSITION
----                                    ---               --------

Dore Scott Perler                        41          Chief Executive Officer,
                                                     President and Director

Andrew Goldrich                          40          Vice President and Director

Shawn Tartaglia                          31          Chief Technical Officer and
                                                     Director

Julie Slater                             42          Director

         Dore Scott Perler has served as our Chief Executive Officer and President and a member of our board of directors since July 1998. From May 1993 to July 1998, Mr. Perler was a founder, Director, and Vice President of Sales covering the Southeast United States and Latin America, for Latinrep, Inc., a manufacturer's representative organization. He assisted in the formation of Latin Channels, a trade show for Latin American distributors.

         Andrew Goldrich has served as our Vice President and a member of our board of directors since July 1998. From January 1984 to July 1998, Mr. Goldrich was Vice President of Sales and Finance for Sassy Knitting Mills, Inc., a privately-held garment manufacturer. He was a founder of Sassy Knitting Mills, where he implemented a national sales force and was responsible for overall financial and marketing activities.

         Shawn Tartaglia has served as our Chief Technical Officer and a member of our board of directors since July 1998. From November 1997 to July 1998, Mr. Tartaglia was Manager of Information Systems for CompScript, Inc., a privately-held pharmaceutical provider. From February 1993 to November 1997, he was employed by Solopak Pharmaceuticals, a privately-held pharmaceutical supplier, as its Systems and Telecommunications Manager.

         Julie Slater has served on our board of directors since January 1999. From 1984 and continuing until the present, Ms. Slater has been Vice President of All Eyes Optical, a privately-held optometry and retail eye wear provider.

         We have also engaged several consultants who play a significant role in our business. They are:

         Doug Kilarski is our Operations Director, Business Operations. Mr. Kilarski has served as a consultant to us, through Test Systems Engineering, since July 1998. Since 1994 he has been Vice President, Analyst for Aspen Business Development, a privately-held business development organization.

         Alex Schlinkmann is our Operations Director, Hardware Engineering and Manufacturing. Mr. Schlinkmann has been a consultant to us, through Test Systems Engineering, since July 1998. Since 1991 he has been President and Design Engineer for Test Systems Engineering.

         Jamie Schlinkmann is our Operations Director, Hardware Design. Mr. Schlinkmann is the brother of Alex Schlinkmann, and has been a consultant to us since July 1998. Since 1991 he has been Vice President and Design Engineer for Test Systems Engineering.

         Until not later than March 26, 2006, Joseph Stevens & Company, Inc. has the right to designate one member of or in lieu thereof, appoint one observer to our board of directors. To date, Joseph Stevens & Company has not designated a director or observer. We have agreed to reimburse such designee for out-of-pocket expenses incurred in connection with attending meetings of our board of directors.

         All directors serve for one year and until their successors are elected and qualify. Directors do not receive compensation for serving as directors. Officers are elected by the board of directors and their terms of office are, except as otherwise stated in employment contracts, at the discretion of the board of directors.

         Board Committees: We do not as yet have an audit committee or a compensation committee. However, as and when we elect independent directors, we expect to organize these committees.

         Employment Agreements. In March 1999, we entered into employment agreements with each of Dore Scott Perler, Andrew Goldrich and Shawn Tartaglia. Each agreement provides for employment at our discretion, and may be terminated at any time, for any reason not prohibited by law. The agreements require each employee to devote all of his work time and attention to our business, and contain confidentiality provisions prohibiting the employee from divulging information concerning our business to any third party. Each employee is entitled to participate in our stock option plan, and in all other benefit programs established by the board of directors for the benefit of our employees. We pay Messrs. Perler and Goldrich annual salaries at the rate of $67,600 per year, and Mr. Tartaglia at the rate of $65,000 per year.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information relating to all compensation awarded to, earned by or paid by us during each fiscal year since our inception to: (a) our Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2000:

                                    Fiscal                             Other Annual                     LTIP     All Other
Name and Principal Position          Year        Salary       Bonus    Compensation     Options/ (#)    Payouts  Compensation
---------------------------          ----------------------------------------------------------------------------------------

Dore Scott Perler, CEO               2000       $67,600         _           _               _              _         _
                                     1999       $53,400         -           -               -              -     $2,329(1)
                                     1998             -         -           -               -              -         -

(1) Other annual compensation consists of automobile and gas allowance ($1,429) and health insurance premiums ($900).

Option Grants in Last Fiscal Year

         The following table sets forth information concerning our grant of options to purchase shares of our common stock during the fiscal year ended
December 31, 2000 to (a) our Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during the fiscal year ended
December 31, 2000.

                                                Percent of
                                Number of     Total Options/
                               Securities      SARs Granted
                               Underlying      To Employees          Exercise Or
                              Options/SARs       In Fiscal           Base Price
      Name                     Granted (#)          Year               ($/Sh)           Expiration Date

Dore Scott Perler, CEO              -               -                     -                   -

Incentive and Non-Qualified Stock Option Plan

         On July 19, 1999, the board of directors adopted our 1999 stock option plan. We have reserved 1,500,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1999 stock option plan. The 1999 stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.

         Under the stock option plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. The 1999 stock option plan is currently administered by our board of directors.

         Subject to the provisions of the stock option plan, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 75% of the fair market value of the shares of common stock on the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of March 31, 2001 we have granted 785,000 options under the 1999 stock option plan, none of which have been exercised.

Option Exercises and Holdings

         The following table contains information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended December 31, 2000 to (a) our Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2000.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                                                            Number of
                                                                           Securities            Value of
                                                                           Underlying           Unexercised
                             Shares                                        Unexercised         In-The-Money
                            Acquired                                      Options/SARs         Options/SARs
                               On                         Value           At FY-End (#)        At FY-End ($)
                            Exercise                    Realized          Exercisable/         Exercisable/
      Name                     (#)                         ($)            Unexercisable        Unexercisable
------------------------------------------------------------------------------------------------------------

Dore Scott Perler, CEO         -                            -                   -                   -

Long-Term Incentive Plans Awards in Last Fiscal Year

                               Number Performance
                                    of Shares         or Other            Estimated Future Payouts Under
                                    Units or        Period Until             Non-Stock Price-Based Plans
                                                                          --------------------------------
                                  Other Rights       Maturation             Threshold   Target   Maximum
      Name                            (#)             or Payout                ($or #)  ($or #)    ($ or #)
      -------------------------------------------------------------------------------------------------------

Dore Scott Perler, CEO                  -                 -                      -          -      -

Limitation on Liability and Indemnification Matters

         As authorized by the Florida Business Corporation Law, our Articles of Incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except liability for:

        o any breach of the director's duty of loyalty to our company or its shareholders;
        o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
        o unlawful payments of dividends or unlawful stock redemptions or repurchases; and
        o any transaction from which the director derived an improper personal benefit.

         This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

         Our Articles of Incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.


                              CERTAIN TRANSACTIONS

         In July 1998, Dore Scott Perler, our President and a director, and Andrew Goldrich, our Vice President and a director, founded Sense Technologies and each of them were issued 1,370,518 shares valued at par, or $137,052 each. Mr. Perler and Mr. Goldrich each subsequently contributed inventory and other fixed assets to the capital of Sense Technologies, valued at $29,291.50 each. Thereafter, Mr. Goldrich gifted 85,999 shares to a family member and Mr. Perler gifted 25,793 shares to two friends.

         In July 1998, Shawn Tartaglia, a founder of Sense Technologies, and our Chief Technology Officer and a director, was issued 193,585 shares valued at par, or $19,359.

         In August 1998, Julie Slater, a director, purchased shares of Sense Technologies for $10,000. These shares were converted into 38,703 shares of our common stock at the time we acquired Sense Technologies.


                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information known to us, as of the date of this prospectus, relating to the beneficial ownership of shares of common stock by:

        o each person who is known by us to be the beneficial owner of more than five percent of our outstanding common stock;
        o  each director;
        o  each executive officer; and
        o  all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Sense Holdings, Inc., 7300 West McNab Road, Suite 117, Tamarac, FL 33321.

         We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them.

         Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) and that can be acquired by him within 60 days from the date of this Report, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus, have been exercised or converted.

         The table is based upon 10,533,136 outstanding shares, and does not give effect to:

        o except with respect to beneficial ownership of shares attributed to the named person, the issuance of up to 785,000 shares in the event outstanding options are exercised; and
        o the issuance of up to 1,281,500 shares in the event outstanding common stock purchase warrants are exercised.

Name and Address of            Amount and Nature of                 Percentage
 Beneficial Owner              Beneficial Ownership                  of Class
-------------------            --------------------                ------------

Dore S. Perler                      1,594,723                          14.8%
9400 S.W. 49th Place
Cooper City, FL 33328

Andrew Goldrich                     1,534,519                          14.2%
21653 Marigot Drive
Boca Raton, FL 33428

Shawn Tartaglia                       443,585                           4.1%
6888 Ashburn Road
Lake Worth, FL 33467

Julie Slater                           38,703                           0.4%
402 N.W. 118th Terrace
Coral Springs, FL 33071

Officers and Directors              3,611,530                          31.3%
as a group (4 persons)

         Our officers and directors have agreed that, absent the consent of us and Joseph Stevens & Company, Inc., they will not sell any of their common stock until the earlier of (1) March 26, 2002, and (2) the date upon which the common stock (a) has traded for 30 consecutive days at a closing bid price at least equal to $5.00 per share, and (b) has a 30 day average trading volume at least equal to 100,000 shares.


                            DESCRIPTION OF SECURITIES

General

         The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, copies of which may be obtained upon request. Our authorized capital consists of 20,000,000 shares of common stock, par value $.10 per share. We are not authorized to issue any preferred stock.

Common Stock

         Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

         Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

Common Stock Purchase Warrants

         In connection with our private placement of shares and warrants, we issued an aggregate of 1,208,000 shares of common stock and common stock purchase warrants to purchase a total of 604,000 additional shares. Each warrant, which is not freely transferable, entitles the owner to purchase one share, until not later than April 29, 2006, for an exercise price of $1.50. The shares issuable upon exercise of the warrants are covered by this prospectus. To date, none of the warrants have been exercised.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is CompuShare Trust Company, Inc., 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228, and its telephone number is (303) 986-5400.


                            SELLING SECURITY HOLDERS

         The following table sets forth:

        o  the name of each selling security holder;
        o the number or shares of common stock beneficially owned by each selling security holder as of the date of this prospectus, giving effect to the exercise of the selling security holders' warrants into shares of common stock; and
        o  the number of shares being offered by each selling security holder.

         The shares of common stock being offered are being registered to permit public sales and the selling security holders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling security holder are being borne by us. We will receive none of the proceeds of this offering. An "*" indicates less than 1%.




                                    Shares Owned
                                    Beneficially        Shares Available         Shares            Percent of
                                   Prior to this          Pursuant to          Owned after            Class
Selling Security Holder               Offering           this Prospectus        Offering         after Offering
---------------------------------------------------------------------------------------------------------------

Tom Charles                            60,000                  60,000                 0                   0
Robert Wilner                         180,000                 180,000                 0                   0
Odette Steinberg                       60,000                  60,000                 0                   0
Michael S. Person                     312,000                 312,000                 0                   0
John R. Miller                        240,000                 240,000                 0                   0
Keir & Cawder Estates, Ltd.           240,000                 240,000                 0                   0
Dunkeld Holdings Limited              720,000                 720,000                 0                   0
Kramer Levin Naftalis
   & Frankel LLP                       56,000                  56,000                 0                   0
Atlas Pearlman, P.A.                   90,000                  60,000            30,000                   *
Marc Siegel                           418,000                 200,000           218,000                  1.8%
Steven Gurewitch                       78,703                  40,000            38,703                   *
Martin Peskin                          25,000                  25,000                 0                   0
Robert and Karyn Prager                25,000                  25,000                 0                   0
Julio Beaton                           25,000                  22,000             3,000                   *
Jorge Guerra                           15,000                  15,000                 0                   0
Luis Sanchez                           35,000                  10,000            25,000                   *
Jerome Rosenbloom                       8,500                   7,500             1,000                   *
Carol Ann Mandelion                     7,500                   7,500                 0                   0
Michael Volpe                           7,700                   5,000             2,200                   *
Barry Morgan                            5,000                   5,000                 0                   0
Philip Rosen                            5,000                   5,000                 0                   0
Iulius Dutu                             2,500                   5,000             2,500                   *
Mario Marsillo                          8,000                   2,500             5,500                   *
Kathy Penault                           2,500                   2,500                 0                   0
Zina Getman                             2,500                   2,500                 0                   0
Joseph Garrity                          7,500                   2,500             5,000                   *
Joel Finkelstein Foundation             4,000                   4,000                 0                   0
Richard Walkup                          6,000                   6,000                 0                   0
Kenneth & Pamela Weinstein              5,870                   2,000             3,870                   *
Phyllis Bronfman                        2,000                   2,000                 0                   0
Cheri Lee Flagler                       2,500                   2,500                 0                   0
Irving Cruz                             2,500                   2,500                 0                   0
Roni Rathgaber                         20,000                  20,000                 0                   0
John Sherman                           13,000                  13,000                 0                   *
Peter Orthos                          186,775                 186,775                 0                   *
Solid ISG Capital
   Markets                             62,750                  62,750                 0                   0
Joseph Stevens &
   Co., Inc.                          342,475                 342,475                 0                   0
                                                              -------

TOTAL                                                       2,954,000
                                                            =========


         The information contained in the foregoing table is derived from our books and records, as well as from our transfer agent.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be distributed from time to time by the selling security holders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

         The selling security holders may sell the securities in one or more of the following methods:

        o through the "pink sheets", on the over-the-counter Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

        o in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates;

        o through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares; or

        o through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

         In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus is to delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling security holder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         We have told the selling security holders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus.

         Sales of securities by us and the selling security holders or even the potential of these sales may have a negative effect on the market price of the shares of common stock offered hereby.


                         SHARES ELIGIBLE FOR FUTURE SALE

         At the date of this prospectus, we have 10,533,136 shares of common stock issued and outstanding of which 4,764,150 shares, including the 1,722,500 shares covered by this prospectus, are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of ours. This does not include 1,500,000 shares issuable upon exercise of options under our stock option plan, 785,000 of which have been granted or 1,281,500 shares issuable upon exercise of outstanding warrants. They may be resold by their holders as long as they are covered by a current registration statement or under an available exemption from registration.

         The remaining 5,768,986 shares of common stock currently outstanding are restricted securities. The remaining restricted shares will become eligible for sale under Rule 144 at various times provided that they have been held for at least one year. In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a shareholder to sell shares under Rule 144. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years, may sell them without volume limitation or the need for our reports to be current.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.


                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, FL 33301, Florida. Atlas Pearlman, P.A. owns 90,000 shares of our common stock, 60,000 of which are covered by this prospectus.


                                     EXPERTS

         The consolidated financial statements of Sense Holdings, Inc. as of December 31, 2000 and 1999, and for the years then ended, appearing in this prospectus and registration statement have been audited by Feldman Sherb & Co., P.C., independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.

         The consolidated financial statements of Micro Sensor Technology, Inc. as of May 31, 2001 and for the period January 1, 2001 through May 31, 2001, and for the year ended December 31, 2000, appearing in this prospectus and registration statement have been audited by Feldman Sherb & Co., P.C., independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system. Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC. We also intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

                       SENSE HOLDINGS INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                       Page
                                                                       ----


SENSE HOLDINGS INC. AND SUBSIDIARY

Independent Auditors' Report                                            F-2
Consolidated Balance Sheet - December 31, 2000                          F-3
Consolidated Statements of Operations -
 Years Ended  December 31, 2000 and 1999                                F-4
Consolidated Statements of Stockholders' Deficit -
 Years Ended December 31, 2000 and 1999                                 F-5
Consolidated Statements of Cash Flows -
 Years Ended December 31, 2000 and 1999                                 F-6
Notes to Financial Statements                                         F-7-F-12

Unaudited Financial Statements

Consolidated Balance Sheet - March 31, 2001                             F-13
Consolidated Statements of Operations -
 Three Months Ended March 31, 2001 and 2000                             F-14
Consolidated Statements of Cash Flows -
 Three Months Ended March 31, 2001 and 2000                             F-15
Notes to Financial Statements                                           F-16

MICRO SENSOR TECHNOLOGIES, INC.

Independent Auditors' Report                                            F-17
Balance Sheet - May 31, 2001                                            F-18
Statements of Operations and Accumulated Deficit -
 For the Period From January 1, 2001 to
 May 31, 2001 and the Year Ended December 31, 2000                      F-19

Statements of Cash Flows - For the Period From
 January 1, 2001 to May 31, 2001 and the Year Ended
 December 31, 2000                                                      F-20
Notes to Financial Statements                                        F-21-F-22

PRO FORMA INFORMATION (UNAUDITED)

Pro Forma Notes                                                         F-23
Pro Forma Consolidated Balance Sheet - March 31, 2001                   F-24
Pro Forma Consolidated Statement of Operations -
 Three Months Ended March 31, 2001                                      F-25
Pro Forma Consolidated Statement of Operations - Year Ended
 December 31, 2000                                                      F-26
Pro Forma Adjustments                                                   F-27

                    INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Sense Holdings, Inc. and Subsidiary
Tamarac, Florida

         We have audited the accompanying consolidated balance sheet of Sense Holdings, Inc. and Subsidiary as of December 31, 2000, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sense Holdings, Inc. and Subsidiary as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999, in conformity with generally accepted accounting principles.



                                               /s/Feldman Sherb & Co., P.C.
                                                  Feldman Sherb & CO., P.C.
                                                  Certified Public Accountants

New York, New York
March 20, 2001
Except for Note 8B
as of March 28, 2001

                       SENSE HOLDINGS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                DECMEBER 31, 2000


                                     ASSETS


CURRENT ASSETS:
 Accounts receivable                                       $             61,099
 Inventories                                                            116,989
 Advances - shareholders                                                 41,200
 Prepaid expenses                                                        37,500
 Other current assets                                                    15,477
                                                               -----------------
  TOTAL CURRENT ASSETS                                                  272,265

PROPERTY AND EQUIPMENT, net                                               8,251
                                                               -----------------
                                                           $            280,516
                                                               =================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
 Bank overdraft                                            $              4,162
 Accounts payable and accrued expenses                                  281,776
 Short-term notes payable                                               150,000
                                                               -----------------
   TOTAL CURRENT LIABILITIES                                            435,938

STOCKHOLDERS' DEFICIT:
 Common stock, $.10 par value,
  20,000,000 shares authorized;
  6,510,636 shares issued and outstanding                               651,063
 Additional paid-in capital                                             925,110
 Accumulated deficit                                                 (1,731,595)
                                                               -----------------
TOTAL STOCKHOLDERS' DEFICIT                                            (155,422)
                                                               -----------------
                                                           $            280,516
                                                               =================




                 See notes to consolidated financial statements

                       SENSE HOLDINGS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    Years Ended December 31,
                                                 -------------------------------
                                                      2000               1999
                                                 -------------    --------------
Sales                                    $           91,591     $        49,192
Cost of goods sold                                   10,446              35,476
                                                 -------------    --------------
Gross Profit                                         81,145              13,716

OPERATING EXPENSES:
   Depreciation                                       2,759               1,927
   Rent                                              14,042              10,290
   Research and development                               -             147,010
   Non-cash compensation                            418,340             260,000
   Interest expense, net                             41,824                   -
   General and administrative                       493,047             262,588
                                                 -------------    --------------
                                                    970,012             681,815
                                                 -------------    --------------
Net loss                                 $         (888,867)    $      (668,099)
                                                 =============    ==============

Net loss per common share
 - basic and diluted                     $            (0.14)    $         (0.14)
                                                 =============    ==============
Weighted average number of shares
 outstanding - basic and diluted                  6,309,832           4,759,456
                                                 ==============   ==============




                  See notes to consolidated financial statements

                       SENSE HOLDINGS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT



                                                      Common Stock
                                               ----------------------------      Additional                              Total
                                                 Number of                        Paid-in        Accumulated         Stockholders'
                                                   Shares          Amount         Capital          Deficit              Deficit
                                               ------------    ------------   -------------   ---------------    ------------------
Balance, December 31, 1998                         288,708  $       28,871  $       29,712  $       (174,629) $           (116,046)
Issuance of common stock pursuant
 to share exchange agreement                     4,026,700         402,670        (402,670)                -                     -
Capital contribution                                     -               -         141,200                 -               141,200
Cancellation of common stock                       (50,000)         (5,000)          5,000                 -                     -
Issuance of common stock                         1,266,734         126,673         571,377                 -               698,050
Issuance of common stock
   for services rendered                           540,000          54,000         206,000                 -               260,000
Net loss                                                 -               -               -          (668,099)             (668,099)
                                              -------------    ------------   -------------  ----------------    ------------------
Balance, December 31, 1999                       6,072,142         607,214         550,619          (842,728)              315,105
Issuance of common stock
   for services rendered                           438,494          43,849         374,491                 -               418,340
Net loss                                                 -               -               -          (888,867)             (888,867)
                                              -------------    ------------   -------------   ---------------    ------------------
Balance, December 31, 2000                       6,510,636  $      651,063  $      925,110  $     (1,731,595) $           (155,422)
                                              =============    ============   =============   ===============    ==================








                 See notes to consolidated financial statements

                      SENSE HOLDINGS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                    Years Ended December 31,
                                               ---------------------------------
                                                     2000               1999
                                               --------------    ---------------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                   $       (888,867) $        (668,099)
                                               --------------    ---------------
 Adjustments to reconcile net loss
  to net cash used in operations:
   Depreciation                                        2,759              1,927
   Non-cash compensation                             418,340            260,000

 Changes in assets and liabilities:
  Accounts receivable                                 (1,304)           (59,795)
  Inventories                                       (106,644)           (10,345)
  Prepaid expenses                                         -            (37,500)
  Other current assets                               (12,585)            (1,258)
  Accounts payable and accrued expenses              216,122             36,730
                                               --------------    ---------------
   Total adjustments                                 516,688            189,759
                                               --------------    ---------------

NET CASH USED IN OPERATIONS                         (372,179)          (478,340)
                                               --------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures                                      -             (4,340)
                                               --------------    ---------------
NET CASH FLOWS USED IN INVESTING ACTIVITIES                -             (4,340)
                                               --------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Bank overdraft                                        4,162                  -
 Proceeds from sale of common stock
  to be issued                                             -           (110,500)
 Proceeds from short-term loans                      150,000                  -
 Advances to shareholders                            (36,300)            (4,900)
 Capital contribution                                      -            141,200
 Proceeds from the sale of common stock                    -            698,050
                                               --------------    ---------------
NET CASH FLOWS PROVIDED BY
 FINANCING ACTIVITIES                                117,862            723,850
                                               --------------    ---------------

NET (DECREASE) INCREASE IN CASH                     (254,317)           241,170

CASH - beginning of period                           254,317             13,147
                                               --------------    ---------------

CASH - end of period                        $              -  $         254,317
                                               ==============    ===============

Cash paid for:
 Interest                                   $              -  $               -
                                               ==============    ===============

 Taxes                                      $              -  $               -
                                               ==============    ===============



                 See notes to consolidated financial statements

                       SENSE HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

Sense Technologies, Inc. ("Sense") was formed on July 13, 1998 to design, develop, manufacture and sell biometric security identification systems.

On January 19, 1999, Sense was acquired by Century Silver Mines, Inc. ("CSM"), an Idaho corporation, for 4,026,700 shares of CSM stock (the "Exchange"). The Exchange was completed pursuant to the Agreement and Plan of Reorganization between Sense and CSM. The Exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Sense, pursuant to which Sense is treated as the continuing entity. In August 1999, pursuant to the approval of the Board of Directors of CSM, the name of the company changed to Sense Holdings, Inc. (the "Company").



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A.    Principles of consolidation

               The financial  statements include the accounts of the Company and
               its   wholly-owned   subsidiary.    All   material   intercompany
               transactions have been eliminated.

         B.    Revenue Recognition

               The Company recognizes revenues as units of its product are shipped to its customers.


         C.    Equipment

               Equipment is carried at cost. Depreciation is computed using the straight - line method over the estimated useful lives of the various assets.

         D.    Inventories

               Inventories are stated at the lower of average cost or market.


         E.    Income Taxes

               Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

         F.    Fair Value of Financial  Instruments

               The carrying amounts reported in the balance sheet for cash, receivables, and accounts payable approximate their fair market value based on the short-term maturity of these instruments.

         G.    Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         H.    Impairment  of  long-lived   assets

               The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 2000, the Company believes that there has been no impairment of its long-lived assets except the license agreement.

         I.    Comprehensive  Income

               The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130) "Reporting Comprehensive Income". Comprehensive income is comprised of net loss and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distribution to stockholders. For the period ended December 31, 1999 and 2000, the Company had deemed comprehensive income to be negligible.

         J.    Research and Development

               Research and development costs are expensed as incurred. These costs primarily consist of fees paid for the development of the Company's software. Research and development costs for the years ended December 31, 1999 and 2000 were $147,010 and $0, respectively.

         K.    Stock Based  Compensation

               The Company accounts for stock transactions in accordance with APB No. 25, "Accounting for Stock Issued to Employees." In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company adopted the pro forma disclosure requirements of SFAS 123.

         L.    Licensing  Agreements

               Licensing agreements are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method over an estimated life of ten years based upon management's expectations relating to the life of the technology and current competitive market conditions. The estimated life is reevaluated each year based upon changes in these factors.

         M.    Earnings  Per Share

               The Company has adopted the provisions of Financial Accounting Standards No. 128, "Earnings Per Share". Basic net loss per share is based on the weighted average number of shares outstanding. Potential common shares included in the computation are not presented in the financial statements as their effect would be anti-dilutive.

        N.     Recent Accounting Pronouncements

               In June 1998 and June 2000, the FASB issued SFAS No133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." These statements establish accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS Nos. 133 and 138 also require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS Nos. 133 and 138 are effective for fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of these new standards will have a material impact on the Company's earnings or financial position.

               In December 1999, the Securities and Exchange Commission ("SEC") issued Staff accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which clarifies certain existing accounting principles for the timing of revenue recognition and its classification in the financial statements. In June 2000, the SEC delayed the required implementation date of SAB 101. As a result, SAB 101 will not be effective for the Company until the quarter ended September 30, 2001. In October 2000, the SEC issued further guidance on the interpretations included in SAB 101. The Company is currently analyzing the impact of this Staff Accounting Bulletin.

               In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125" ("SFAS 140"). SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March
               31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company is currently analyzing this new standard.

2.       INVENTORIES

         At December 31, 2000 inventories consist of:


         Raw materials                  $               114,005
         Finished goods                                   2,984
                                              ------------------
                                        $               116,989
                                              ==================

3.       EQUIPMENT

         Equipment is as follows:
              Computer equipment                    $                13,795
              Less: Accumulated depreciation                          5,544
                                                          ------------------
                                                    $                 8,251
                                                          ==================

4.       NOTES PAYABLE

The Company received a $100,000 loan payable on August 15, 2000. The loan is due on August 15, 2001 and bears interest at 10% per annum. As additional consideration for this loan the Company will issue upon repayment 100,000 shares of the Company's restricted common stock to the holder of the loan. The value of the shares to be issued upon repayment will be recorded as accrued interest over the life of the loan. As of December 31, 2000, the Company has accrued $42,188 in interest expense.

On November 15, 2000, the Company received a $50,000 loan payable from an individual. The loan is due on November 15, 2001 and bears interest at 12% per annum.

5.       COMMITMENTS

         A.    Rent

               The Company leases office space under operating leases commencing September 1999. The lease expires July 2002.

                  Minimum rental commitments are as follows:

                                    2001                        $14,430
                                    2002                          8,489
                                                               --------
                                                                $22,919
                                                               ========

         B. License Agreement -The Company entered into a licensing agreement with a software development company. Under this agreement, the Company has exclusive rights to include the software company's technology in its identification systems. The Company has agreed to pay $100,000 for the right to use this technology. The Company has also agreed to pay royalties of $50 per system sold, with annual minimum royalties of $50,000. As of December 31, 2000, the Company has paid $37,500. The Company is renegotiating its agreement and at the current time does not intend to pay the remaining balance.

6.       INCOME TAXES

          The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

          The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income
          (loss) before provision for income taxes, the reconciliation is as follows:


                                  Year Ended                Year Ended
                                December 31, 2000        December 31, 1999
                               -------------------      -------------------
Taxes benefit computed
 at statutory rate            $       (356,000)       $          (289,000)

Permanent differences                  167,000                    104,000
Income tax benefit
 not utilized                          189,000                    185,000
                               -------------------      -------------------
Net income tax benefit        $           -           $              -
                               ===================      ===================

The Company has a net operating loss carryforward for tax purposes totaling approximately $1,000,000 at December 31, 2000 expiring through the year 2020.

         Listed below are the tax effects of the items related to the Company's net tax asset:

             Tax benefit of net operating
              loss carryforward                              $        400,000
             Valuation Allowance                                     (400,000)
                                                                --------------
             Net deferred tax asset recorded                 $           -
                                                                ==============

7.       STOCKHOLDERS' DEFICIT

         Common Stock

         On January 15, 1999 the Company declared a 1 for 7.74 reverse stock split. The financial statements for all periods presented have been retroactively adjusted for the stock split.

         On January 19, 1999, the Company issued 4,026,700 shares of common stock to former shareholders of Sense Technologies, Inc., in connection with the Company's acquisition of all of the issued and outstanding shares of Sense Technologies, Inc. The Company also received cash of $141,200 relating to the acquisition.

         In January 1999, the Company issued an aggregate of 290,000 shares of common stock to various consultants, in consideration of services rendered to the Company. Such shares were valued at an aggregate of $72,500 or $.25 per share. Such issuance was recorded as non-cash compensation expense.

         In March 1999, the Company issued an aggregate of 240,000 shares of common stock to various people, for an aggregate of $60,000 or $.25 per share.

         In June 1999, the Company issued 25,000 shares of common stock to various consultants, in consideration of services rendered to the Company. Such shares were valued at an aggregate of $18,750 or $.75 per share. Such issuance was recorded as non-cash compensation expense.

         In July 1999, the Company issued 225,000 shares of common stock to various consultants, in consideration of services rendered to the Company. Such shares were valued at an aggregate of $168,750 or $.75 per share.

         From April to August 1999, the Company issued an aggregate of 1,026,733 shares of common stock for an aggregate purchase price of $770,050 or $.75 per share.

         In May 2000, the Company issued 334,000 shares of its common stock to various consultants, in consideration for services rendered to the Company. Such shares were valued at an aggregate of $303,606 or $0.91 per share. Such amounts were recorded as compensation.

         On May 31, 2000, the Company amended its articles of incorporation to increase the number of common shares it is authorized to issue from 10,000,000 to 20,000,000.

         On September 8, 2000, the Company issued 104,494 shares of its common stock to various consultants, in consideration for services rendered to the Company. Such shares were valued at $114,734 or $1.01 per share. Such amounts were recorded as compensation.

         Stock Option Plan

         On July 19, 1999, the board of directors adopted the Company's 1999 stock option plan. The company has reserved 1,500,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1999 stock option plan. The 1999 stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in the ownership and growth through the grant of incentive and non-qualified options. Under the stock option plan the Company may grant incentive stock options only to key employees and employee directors, or the Company may grant non-qualified options to employees, officers, directors and consultants. The 1999 stock option plan is currently administered by the Company's board of directors.

         Subject to the provisions of the stock option plan, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of the options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of the Company's voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock at the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 75% f the fair market value of the shares of common stock on the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As December 31, 2000, the Company has not granted any options under the 1999 stock option plan.

8.       SUBSEQUENT EVENT

         A) On December 16, 2000, the Company entered into an agreement with a consultant. The term of such agreement is for one-year commencing January 1, 2001. The consultant was issued 300,000 shares on January 29, 2001 as compensation for its services under the agreement.

         B) On March 28, 2001, the Company sold 1,208,000 shares of its common stock for proceeds of $755,000 or $0.625 per share. Additionally, the Company granted 625,000 warrants to acquire shares of the Company's common stock to a financial consultant with an exercise price of $0.50 per share, with a cashless exercise feature.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 2001
                                   (Unaudited)



                                     ASSETS
CURRENT ASSETS:
 Cash                                                     $  280,764
 Accounts receivable                                          64,754
 Inventories                                                 113,725
 Advances - shareholders                                      28,742
 Prepaid expenses                                             37,500
 Other current assets                                          2,975
                                                            ---------
   TOTAL CURRENT ASSETS                                      528,460

PROPERTY AND EQUIPMENT, net                                    7,561
                                                            ---------
                                                          $  536,020
                                                            =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable and accrued expenses                    $  193,201
                                                            --------
   TOTAL CURRENT LIABILITIES                                 193,201
                                                            --------


STOCKHOLDERS' EQUITY:
 Common stock, $.10 par value, 20,000,000
  shares authorized; 8,074,636 shares issued
  and outstanding                                            807,463
 Additional paid-in capital                                1,473,320
 Deferred compensation                                       (88,995)
 Accumulated deficit                                      (1,848,968)
                                                           ----------
   TOTAL STOCKHOLDERS' EQUITY                                342,820
                                                           ----------
                                                          $  536,021
                                                           ==========





                 See notes to consolidated financial statements

                       SENSE HOLDINGS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                              Three Months Ended March 31,
                                                2001            2000
                                           --------------   -------------
                                            (unaudited)      (unaudited)

Sales                                      $     6,894      $     10,791

Cost of goods sold                               3,780             7,769
                                           --------------   -------------
Gross Profit                                     3,114             3,022

OPERATING EXPENSES:

 Depreciation                                      690               500
 Rent                                            3,498             3,498
 Non-cash compensation                          29,265              -
 Interest income, net                           (8,227)             -
 General and administrative                     95,261            87,738
                                           --------------   -------------
                                               120,487            91,736
                                           --------------   -------------
Net loss                                   $  (117,373)     $    (88,714)
                                           ==============   =============


Net loss per common share
 - basic and diluted                       $     (0.02)     $      (0.01)
                                           ==============   =============

Weighted average number of shares
 outstanding - basic and diluted             7,051,636         6,072,142
                                           ==============   =============


















                  See notes to consolidated financial statements
                                      F-14

                       SENSE HOLDINGS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                              Three Months Ended March 31,
                                       ---------------------------------------
                                               2001                 2000
                                         -----------------    ------------------
                                            (unaudited)           (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                $    (117,373)        $    (88,714)
                                         -----------------    ------------------
 Adjustments to reconcile net loss to
  net cash used in operations:
   Depreciation                                    690                  500
   Non-cash compensation                        29,265                 -

 Changes in assets and liabilities:
  Accounts receivable                           (3,655)             (10,791)
  Inventories                                    3,264                1,734
  Deposits                                      12,500                 -
  Accounts payable and accrued expenses        (88,573)              (3,249)
                                         -----------------    ------------------
     Total adjustments                         (46,509)             (11,806)
                                         -----------------    ------------------

NET CASH USED IN OPERATIONS                   (163,882)            (100,520)
                                         -----------------    ------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of bank overdraft                    (4,162)                -
 Repayments of short-term loans               (150,000)                -
 (Advances to) repayments from shareholders     12,458              (16,188)
 Proceeds from the sale of common stock        586,350                 -
                                         -----------------    ------------------
NET CASH FLOWS PROVIDED BY FINANCING
 ACTIVITIES                                    444,646              (16,188)
                                         -----------------    ------------------

NET (DECREASE) INCREASE IN CASH                280,764             (116,708)

CASH - beginning of period                        -                 254,317
                                         -----------------    ------------------

CASH - end of period                     $     280,764         $    137,609
                                         =================    ==================

Cash paid for:
      Interest                           $        -            $       -
                                         =================    ==================

      Taxes                              $        -            $       -
                                         =================    ==================

                 See notes to consolidated financial statements

                       SENSE HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required for annual financial statements. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes for the year ended December 31, 2000 included in the Form 10-KSB for the year then ended.

In the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of March 31, 2001, and the results of operations and cash flows for the three-month periods ended March 31, 2001 and 2000 have been included.

The results of operations for the three-month period ended March 31, 2001, are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-KSB as filed with the Securities and Exchange Commission for the year ended December 31, 2000.

STOCKHOLDERS' EQUITY

On December 16, 2000 , the Company entered into a strategic marketing agreement with a company. The term of such agreement is for one-year commencing January 1, 2001. The Company issued 300,000 shares of its common stock as compensation provided for under the agreement. The shares were valued at $118,260 and were recorded as deferred compensation and will be expensed over the term of the agreement. At March 31, 2001, the Company has recorded compensation of $29,265.

On March 28, 2001, the Company raised $755,000 through a private placement of 604,000 units ($1.25 per unit), each unit consisting of two shares of the Company's common stock and one common stock purchase warrant exercisable at $1.50 per share. The Company incurred costs in relation to this private placement of $168,650 and netted proceeds of $586,250. The Company also issued 56,000 shares of its common stock for legal services rendered in relation to this offering. Additionally, the Company issued to a consultant that provided services in relation to securing the proceeds of this offering, 627,500 common stock purchase warrants exercisable at $0.50 per share. All costs associated with this offering are recorded net against the gross proceeds.

                          Independent Auditors' Report



To the Board of Directors
Micro Sensor Technologies, Inc.
Plant City, Florida

         We have audited the accompanying consolidated balance sheet of Micro Sensor Technologies, Inc as of May 31, 2001, and the related statements of operations and accumulated deficit, and cash flows for the period January 1, 2001 through May 31, 2001, and for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Micro Sensor Technologies, Inc as of May 31, 2001, and the results of its operations and its cash flows for the period January 1, 2001 through May 31, 2001, and for the year ended December 31, 2000, in conformity with generally accepted accounting principles.


                                                 /s/Feldman Sherb & Co., P.C.
                                                    Feldman Sherb & Co., P.C.
                                                    Certified Public Accountants

New York, New York
June 11, 2001

                         MICRO SENSOR TECHNOLOGIES, INC.

                                  BALANCE SHEET

                                  MAY 31, 2001




                                     ASSETS
CURRENT ASSETS:
 Cash                                                           $ 104,028
 Escrow account                                                   120,000
                                                                 --------
     Total current assets                                         224,028

LICENSE AGREEMENT                                                   4,000
                                                                 --------
                                                                $ 228,028
                                                                 ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Due to stockholder                                             $   4,000
                                                                 --------
     TOTAL CURRENT LIABILITIES                                      4,000
                                                                 --------


STOCKHOLDERS' EQUITY:
 Common stock, no par value, 1,000,000 shares
  authorized; 1,000 shares issued and outstanding                 228,500
 Accumulated deficit                                               (4,472)
                                                                 --------
     TOTAL STOCKHOLDERS' EQUITY                                   224,028
                                                                 --------

                                                                $ 228,028
                                                                 ========







                 See notes to consolidated financial statements
                                      F-18

                         MICRO SENSOR TECHNOLOGIES, INC.

                 STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT



                                          For the Period From   For the Year
                                           January 1, 2001 to      Ended
                                              May 31, 2001     December 31, 2000
                                         --------------------  -----------------

REVENUE                                         $   -              $   -

GENERAL AND ADMINISTRATIVE EXPENSES                 208               4,264
                                                  -------           ---------

NET LOSS BEFORE INCOME TAX                         (208)             (4,264)

PROVISION FOR INCOME TAX                            -                  -
                                                  -------           ---------

NET LOSS                                           (208)             (4,264)

RETAINED EARNINGS, BEGINNING OF PERIOD           (4,264)               -
                                                  -------           ---------

ACCUMULATED DEFICIT, END OF PERIOD              $(4,472)           $ (4,264)
                                                  =======           =========







                 See notes to consolidated financial statements

                         MICRO SENSOR TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS





                                         For the Period From   For the Year
                                          January 1, 2001 to      Ended
                                             May 31, 2001     December 31, 2000
                                         -------------------  ------------------


OPERATING ACTIVITIES:
 Net loss                                    $   (208)           $ (4,264)
                                              ----------          ---------
NET CASH USED IN OPERATIONS                      (208)             (4,264)
                                              ----------          ---------


CASH FLOWS FROM INVESTING ACTIVITIES:
 License agreement                             (4,000)               -
                                              ----------          ---------
NET CASH USED IN INVESTING ACTIVITES           (4,000)               -
                                              ----------          ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of stock              223,500               5,000
 Due to stockholder                             4,000                -
 Escrow account                              (120,000)               -
                                              ----------          ---------
NET CASH FLOWS PROVIDED BY
 FINANCING ACTIVITIES                         107,500               5,000
                                              ----------          ---------

NET INCREASE IN CASH                          103,292                 736

CASH - beginning of period                        736                 -
                                              ----------          ---------

CASH - end of period                         $ 104,028           $    736
                                              ==========          =========



                 See notes to consolidated financial statements
                                      F-20

                         MICRO SENSOR TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS



1.       DESCRIPTION OF BUSINESS:
         ------------------------

         Micro Sensor Technologies, Inc. ("The Company" or "Micro Sensor") was formed under the laws of the State of Florida on August 9, 1999 and is wholly owned by Utek Corporation.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
         -------------------------------------------

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Fair Value of Financial Instruments - The Company considers its financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

3.       SUBSEQUENT EVENT:
         -----------------

         On May 31, 2001, the Company was acquired by Sense Holdings, Inc. ("Sense"). The acquisition agreement provided for a stock for stock exchange, whereby all issued and outstanding shares of common stock of the Company were exchanged for 2,000,000 shares of common stock of Sense.

         Following the acquisition, Micro Sensor became a wholly-owned subsidiary of Sense who acquired the rights and obligations of Micro Sensor under various agreements to which it was a party, including a Patent License Agreement with UT-Battelle LLC, a consulting Agreement with Dr. Thomas Thundat and a Work for Others Agreement with UT-Battelle LLC.

         Under the Patent License Agreement, Micro Sensor became the exclusive licensee of UT- Battelle with respect to certain patented technology owned by UT-Battelle relating to the use, sale or offer for sale of technology which assists in the detection of unexploded ordnance including bombs, grenades, shells, rockets, and other explosive devices either placed as mines or fallen as projectiles whether buried or camouflaged. The exclusive license does not include explosive detection for security applications, including airport security. However, Micro Sensor has been granted a non-exclusive license to use the technology for security- related applications. UT-Battelle acquired the licensed rights under a contract with the

         United States Department of Energy, pursuant to which the technology was developed at the Oak Ridge National Laboratory in Oak Ridge, Tennessee.

         Under the License Agreement, Micro Sensor is obligated to pay UT-Battelle an amount equal to 2.5% of net sales of products incorporating the licensed technology, subject to minimum annual royalties ranging from $5,000 during the first year of the license term to $25,000 for the seventh year of the term and thereafter. If the technology is sublicensed to third parties, a sublicense royalty fee equal to 50% of the sublicenses received by Micro Sensor must be paid to UT-Battelle. The term of the license agreement expires upon termination of the last- to-expire of the proprietary rights granted under the agreement, subject to earlier termination in the event of an uncured breach of the agreement by either party. The license agreement will be amortized over five years.

         Under a Consulting Agreement, Dr. Thomas G. Thundat has agreed to review, evaluate and make recommendations to Micro Sensor regarding the application of manufacturing and testing of the explosive detection technology, and will also provide recommendations to Micro Sensor regarding the application and integration of the new technology to products, and recommendations regarding the need for future research and development. The consulting agreement commenced on June 1, 2001. The agreement requires Thundat to provide 100 hours of consulting time to Micro Sensor at a rate of $200 an hour totaling $20,000, which amount was paid by Micro Sensor at the time of the acquisition.

         Micro Sensor has also entered into a Work for Others Agreement with UT-Battelle, LLC. The duration of the Work for Others Agreement is twelve months. UT-Battelle, LLC has estimated that the cost for the work to be performed under this agreement will be $100,000, and this amount was paid from Micro Sensor funds at the time of the acquisition.

                     SENSE TECHNOLOGIES, INC. AND SUBSIDIARY

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


         The following consolidated pro forma balance sheet presents the pro forma financial position of Sense Technologies, Inc.("the Company") as of March 31, 2001, assuming that the acquisition of the net assets and business of MicoSensor Technologies, Inc. ("MSTI") had been consummated as of March 31, 2001.

         The following consolidated pro forma statement of operations for the quarter ended March 31, 2001 presents the results of operations of the Company as if the acquisition of MSTI had been consummated as of January 1, 2001.

         The following consolidated pro forma statement of operations for the year ended December 31, 2000 presents the results of operations of the Company as if the acquisition of MSTI had been consummated as of January 1, 2000.

         These pro forma financial statements should be read in conjunction with the Company's financial statements and those of MSTI included elsewhere herein. The consolidated pro forma balance sheet and consolidated pro forma statements of operations do not necessarily reflect actual results which may have occurred if the acquisition of MSTI had taken place as of the above indicated dates, nor are they indicative of the results of future operations.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET



                                                                         PRO FORMA ADJUSTMENTS
                                                                         ---------------------
                                    SENSE          MSTI         TOTAL     DEBIT     CREDIT      PRO FORMA
                                -------------- -------------  ---------  --------   ------      ---------
                                March 31, 2001  May 22, 2001
 ASSETS

CURRENT ASSETS:
 Cash                           $  280,764       $ 104,028   $  384,792                        $  384,792
 Escrow account                       -            120,000      120,000                           120,000
 Accounts receivable                64,754            -          64,754                            64,754
 Inventories                       113,725            -         113,725                           113,725
 Advances - shareholders            28,742            -          28,742                            28,742
 Prepaid expenses                   37,500            -          37,500                            37,500
 Other current assets                2,975            -           2,975                             2,975
                                  --------        ---------     -------   -------    -------    ---------
     TOTAL CURRENT ASSETS          528,460         224,028      752,488                           752,488

 PROPERTY AND EQUIPMENT, net         7,561            -           7,561                             7,561

 LICENSE AGREEMENTS                   -              4,000        4,000  $760,000   $224,028      539,972
                                  --------        ---------     -------   -------    -------    ---------
                                $  536,021       $ 228,028   $  764,049  $760,000   $224,028   $1,300,021
                                  ========        =========     =======   =======    =======    =========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable and
  accrued expenses              $  193,201       $    -      $  193,201                        $  193,201
 Due to UT-Battelle, LLC              -              4,000        4,000                             4,000
                                  --------        ---------     -------   -------    -------    ---------
     TOTAL CURRENT LIABILITIES     193,201           4,000      197,201                           197,201
                                  --------        ---------     -------   -------    -------    ---------
STOCKHOLDERS' EQUITY:
 Common stock, $.10 par value,
  20,000,000 shares authorized;
  8,074,636 shares issued and
  outstanding, 10,074,636  pro
  forma issued and outstanding     807,463            -         807,463             $200,000    1,007,463
 Additional paid-in capital      1,473,320         228,500    1,701,820  $228,500    560,000    2,033,320
 Deferred compensation             (88,995)           -         (88,995)                          (88,995)
 Accumulated deficit            (1,848,968)         (4,472)  (1,853,440)               4,472   (1,848,968)
                                  --------        ---------     -------   -------    -------    ---------
     TOTAL STOCKHOLDERS' EQUITY    342,820         224,028      566,848   228,500    764,472    1,102,820
                                  --------        ---------     -------   -------    -------    ---------
                                 $ 536,021       $ 228,028   $  764,049  $228,500   $764,472   $1,300,021
                                  ========        =========     =======   =======    =======    =========







                   See notes to pro forma financial statements
                                      F-24

                       SENSE HOLDINGS, INC. AND SUBSIDIARY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2000


                                                                     PRO FORMA ADJUSTMENTS
                                       SENSE     MSTI      TOTAL     DEBIT          CREDIT        PRO FORMA
                                     ---------  -------   --------  ---------     -----------    ------------

Sales                               $   91,591  $   -    $  91,591                                 $  91,591

Cost of goods sold                      10,446      -       10,446                                    10,446
                                     ---------   --------  -------                                  --------

Gross Profit                            81,145      -       81,145                                    81,145

OPERATING EXPENSES:
 Depreciation                            2,759      -        2,759                                     2,759
 Amortization                             -         -         -       $ 108,000                      108,000
 Rent                                   14,042      -       14,042                                    14,042
 Non-cash compensation                 418,340      -      418,340                                   418,340
 Interest expense, net                  41,824      -       41,824                                    41,824
 General and administrative            493,047      -      493,047                                   493,047
                                     ---------   --------  -------     --------                    ----------
                                       970,012      -      970,012      108,000                     1,078,012
                                     ---------   -------- --------     --------                    ----------


Net loss                            $ (888,867) $   -    $(888,867)   $(108,000)                   $ (996,867)
                                     =========   ======== ========     ========                    ==========



Net loss per common share -
 basic and diluted                  $    (0.14) $   -    $   (0.14)                                $    (0.12)
                                     =========   ======== ========                                 ==========


Weighted average number of shares
 outstanding - basic and diluted     6,309,832       0    6,309,832   2,000,000                     8,309,832
                                     =========   ======== =========   =========                    ==========










                  See notes to pro forma financial statements
                                      F-25

                       SENSE HOLDINGS, INC. AND SUBSIDIARY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS



                                                                                           PRO FORMA ADJUSTMENTS
                                             SENSE               MSTI           TOTAL       DEBIT        CREDIT      PRO FORMA
                                          -------------       ----------       --------   ---------   ----------   --------------
                                       Three months Ended   Three Months Ended
                                         March 31, 2001       May 31, 2001

Sales                                     $   6,894            $   -         $   6,894                             $  6,894

Cost of goods sold                            3,780                -             3,780                                 3,780
                                            -------             --------        ------                               --------
Gross Profit                                  3,114                -             3,114                                 3,114

OPERATING EXPENSES:
 Depreciation                                   690                -               690                                   690
 Amortization                                  -                   -              -        $ 27,000                   27,000
 Rent                                         3,498                -             3,498                                 3,498
 Non-cash compensation                       29,265                -            29,265                                29,265
 Interest expense, net                       (8,227)               -            (8,227)                               (8,227)
 General and administrative                  95,261                 208         95,469                                95,469
                                           --------             -------        -------      -------                  --------
                                            120,487                 208        120,695       27,000                  147,695
                                           --------             -------        -------      -------                  --------
Net loss                                  $(117,373)           $   (208)     $(117,581)    $(27,000)               $(144,581)
                                           ========             =======        =======      =======                  =======



Net loss per common share -
 basic and diluted                        $   (0.02)           $   -         $   (0.02)                            $   (0.02)
                                           ========             =======        =======                               =======


Weighted average number of shares
   outstanding - basic and diluted        7,051,636                0         7,051,636     2,000,000                 9,051,636
                                          =========             =======      =========     =========                 =========










                   See notes to pro forma financial statements
                                      F-26

                     SENSE TECHNOLOGIES, INC. AND SUBSIDIARY
                     ---------------------------------------
                              PRO FORMA ADJUSTMENTS
                              ---------------------
                                   (Unaudited)


The pro forma adjustments reflect the following transactions:


Pro Forma adjustments - Balance Sheet March 31, 2001      DR            CR
                                                        -------       --------

License agreement                                       535,972
   Accumulated loss                                                     4,472
   Common stock                                                       200,000
   Additional paid-in capital                                         331,500
To record the purchase of the net assets of MSTI in exchange for 2,000,000 shares of the Company's common stock.

The acquisition will be accounted for as a purchase and, accordingly, the assets acquired and liabilites assumed have been recorded at their estimated fair values.

Pro forma adjustments - Income Statement March 31, 2001

Amortization expense                                     27,000
   Licensing agreement                                                 27,000
To record amortization of license agreement over 5 years.

Pro forma adjustments - Income Statement December 31, 2001

Amortization expense                                    108,000
   Licensing agreement                                                108,000
To record amortization of license agreement over 5 years.











                   See notes to pro forma financial statements
                                      F-27

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.


                                TABLE OF CONTENTS


                                                 Page

Prospectus Summary..........................      2
Risk Factors................................      4         2,954,000 SHARES
Capitalization..............................      9
Use of Proceeds.............................     10       SENSE HOLDINGS, INC.
Price Range of Common Stock
   and Dividend Policy......................     10
Forward-Looking Statements..................     11
Management's Discussion and
  Analysis or  Plan of Operation............     11           PROSPECTUS
Business....................................     12
Management..................................     19
Executive Compensation......................     21
Certain Transactions........................     23          July 3, 2001
Principal Shareholders......................     24
Description of Securities...................     25
Selling Security Holders....................     26
Plan of Distribution .......................     28
Shares Eligible for Future Sale.............     29
Legal Matters...............................     29
Experts.....................................     29
Additional Information......................     30
Financial Statements........................    F-1